United States

Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2021

Midland States Bancorp, Inc.

(Exact Name of Registrant as Specified in Charter)

Illinois	001-35272	37-1233196
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Network Centre Drive
Effingham, Illinois 62401
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (217) 342-7321

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	MSBI	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On May 10, 2021, Midland States Bancorp, Inc. (the “Company”) notified holders that the Company will redeem on June 18, 2021 (the “Redemption Date”) all of the Company’s outstanding Fixed-to-Floating Rate Subordinated Notes due June 18, 2025, having an aggregate principal amount of $31,075,000 (the “Subordinated Notes”) in accordance with the terms of the Subordinated Notes. The aggregate redemption price will be 100% of the aggregate principal amount of the Subordinated Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date. The interest rate on the Subordinated Notes is currently 4.54%, equating to approximately $1.4 million of interest payable, annually.

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2021	Midland States Bancorp, Inc.

By:	/s/ Douglas J. Tucker
Name:	Douglas J. Tucker
Title:	Senior Vice President and Corporate Counsel